Exhibit 10.3
TRANSITION AGREEMENT
This Transition Agreement (this “Agreement”) is entered into and effective as of January 6th, 2011 (the “Effective Date”) by and between RHA Tishomingo, LLC, an Oklahoma limited liability company d/b/a Johnston Memorial Hospital (“Seller”) and Mercy Hospital Tishomingo, an Oklahoma nonprofit corporation (“Buyer”).
RECITALS
A. Buyer and Seller have entered into that certain Asset Purchase Agreement dated January 6th, 2011 (the “Purchase Agreement”), pursuant to which Buyer purchased certain assets owned by Seller and utilized in connection with the operation of Johnston Memorial Hospital, a licensed critical access hospital located in the City of Tishomingo, Oklahoma (the “Hospital”).
B. Seller has agreed to provide Buyer with the services described in this Agreement to facilitate the transition of the operation of the Hospital from Seller to Buyer.
NOW, THEREFORE, the parties agree as follows:
1. Computer Hardware. Commencing on the Effective Date and continuing until the earlier of (i) June 30, 2011, or (ii) the date on which Buyer provides notice to Seller that it no longer needs the services contemplated by this Agreement (the “Transition Period”), Seller shall continue to provide Buyer with the use of and access to the computer servers that are located at 3555 NW 58th Street, Suite 700, Oklahoma City, OK 73112 and support Seller’s critical access hospitals, including the Hospital, until such time as the server can be relocated to the Hospital campus.
2. Personnel.
2.1 During the Transition Period Buyer shall provide Seller with the services of those individuals who are employees of Buyer and are identified on Exhibit 1 (the “Personnel”). The Personnel shall dedicate approximately 2/3 of their working time to providing services to Seller.
2.2 Buyer shall furnish all supplies and equipment necessary for the Personnel to perform their respective duties.
2.3 During the Transition Period, the Personnel shall at all times and for all purposes remain and be considered employees of Buyer, and not employees of Seller.
2.4 Buyer shall be solely responsible for ensuring that proper deductions are made from the Personnel’s pay for federal, state, and local income taxes, and the employee’s portion for FICA payments.
2.5 In exchange for Buyer providing the services of the Personnel to Buyer on the terms and conditions described in this Agreement, Seller shall, on a monthly basis, pay Buyer an amount that results from multiplying (a) 125%, times (b) two-thirds (2/3) of Buyer’s payroll costs for the Personnel (inclusive of the employer’s portion of amounts payable under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act, unemployment taxes and/or contributions and all applicable federal, state and local payroll taxes, and all fringe benefit costs for the Personnel). Buyer shall provide Seller with an invoice setting forth the amount of the payroll costs for the Personnel, and Seller shall pay the amount of such invoice within 10 days of Buyer’s receipt of the invoice.
3. Contracts/Agreements. During the Transition Period, Buyer and Seller will work to identify the Assumed Contracts (as defined in the Purchase Agreement). Until such time as the Assumed Contracts can be identified and properly assigned to Buyer, any such assignment shall be deferred until all required consents have been obtained (each a “Deferred Contract”).
Buyer and Seller shall cooperate with and provide access to each other of all equipment, employees and other assets and personnel necessary or required to perform the obligations under and receive the benefits of, as applicable, any Deferred Contract, in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Deferred Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once the required consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Deferred Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Deferred Contract to Buyer, and Buyer shall assume the obligations under such Deferred Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).
If Buyer is not able to obtain the required consent for a Deferred Contract then Buyer may reject the assignment of such Deferred Contract, in which case, notwithstanding anything set forth in the Purchase Agreement or this Agreement to the contrary, neither this Agreement nor any document contemplated by the Purchase Agreement shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Deferred Contract, and (B) Seller shall retain such Deferred Contract and all liabilities arising therefrom or relating thereto.
4. Bank Account/Receivables.
4.1 Buyer shall establish new bank accounts in Buyer’s name (the “Buyer Accounts”) that will be utilized to “sweep” Seller’s bank accounts relating to the Hospital’s operations (the “Seller Hospital Accounts”) and the funds from the Seller Hospital Accounts will be swept daily into the Buyer Accounts.
4.2 On the Closing Date, Buyer and Seller shall, in good faith, identify Seller’s then outstanding accounts receivable (the “Accounts Receivable”) and shall prepare Schedule 4.2 which sets forth in reasonable detail the amount of the Accounts Receivable. During the 180-day period immediately following the Closing (the “Collection Period”), Buyer will use its reasonable business efforts to collect the Accounts Receivable, but Seller may also make its own reasonable business efforts to collect the Accounts Receivable. Reasonable business efforts would include calls and the issuance of periodic statements but would not include filing suit against any account payor or taking any actions in the bankruptcy of an account payor. Buyer will not discount the Accounts Receivable or charge a fee to Seller for this collection activity. Buyer acknowledges that it has no interest in or claim to any of the Accounts Receivable. Seller acknowledges that although Buyer will be collecting the Account Receivable, Buyer does not hereby guarantee or otherwise make any assurances regarding the collectability of the Accounts Receivable. Buyer agrees to remit the amounts of the Accounts Receivable to Seller as they are received by Buyer. Any accounts receivable funds collected by Buyer on behalf of Seller would be designated as trust funds for the benefit of the Seller, without commingling the proceeds of said receivables with other assets of the Buyer.
In order to facilitate Buyer’s collection of the Accounts Receivable, Seller does hereby designate and appoint Buyer and its authorized officers and agents as Seller’s agent and attorney-in-fact, to endorse the name of Seller upon any and all checks, drafts, money orders, and other instruments for the payment of money in satisfactions of the Accounts Receivable with the same legal effect as if executed by Seller.
5. Status of Parties. The parties further agree and acknowledge that the relationship created by this Agreement is that of independent contractor. Except as contemplated by Section 4, neither party is an agent for nor shall any of their respective employees be considered employees of the other party and neither of the parties employees are entitled to the benefits provided by the other party to their respective employees, including, but not limited to, workers’ compensation insurance and unemployment insurance.
6. Non-Assignability. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party.
7. Notice. Any written notice to be given by either party hereunder shall be mailed by certified or registered mail with return receipt requested or personally delivered, and shall be addressed (or delivered) to the address indicated below or to such other persons or addresses as Buyer or Seller may provide by notice to the other.
8. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of Oklahoma without reference to conflicts of law principles.
9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter and terms of this Agreement and supersedes all oral or written communications or agreements between the parties relating to such subject matter.
10. Severability. If any one or more provisions of this Agreement or any application thereof shall be declared or become invalid, illegal or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

SELLER		BUYER

RHA Tishomingo, LLC		Mercy Hospital Tishomingo

By:	/s/ Richard Rentsch	By:	/s/ Paul A. Foster

	Name: Richard Rentsch		Name: Paul A. Foster
	Title: Vice President		Title: CFO

Address:	3555 NW 58th Suite 700 OKC, OK 73112	Address:	4300 W. Memorial Rd OK 73120
[Signature Page to Transition Agreement]

Exhibit 1
Employees
1.	Benjamin, Gail

2.	Seeley, Donald

3.	Calhoun, Ann-Margaret

4.	McCumber, Debbie

5.	McMillin, Sharon

6.	Stephens, Amanda